--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   Morris           Barry              J.           (Month/Day/Year)    Cogent Communications Group, Inc. (COI)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)         02/04/02          5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS Identification     Director           10% Owner         (Month/Day/Year)
                                                    Number of Reporting ----               ----
              1015 31st Street, N.W.                Person, if an entity    Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                             Vice President Sales                 Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Washington           DC                20007                                                                   ---
------------------------------------------------------------------------------------------------------------------------------------
    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share                    5,000                          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)             4/3/00 (1)  4/3/10   Common Stock, par       25,000      $2.50           D
                                                       value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)            12/1/01 (2) 12/1/11   Common Stock, par        4,880      $2.00           D
                                                       value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)            12/1/02 (3) 12/1/11   Common Stock, par        3,253      $2.00           D
                                                       value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------
Series B Participating            7/14/2000            Common Stock, par        2,637  7.7048 into 1       D
Convertible Preferred Stock,                           value $.001 per share
(par value $0.001 per share)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  24,990 SHARES OF THIS GRANT VEST OVER 4 YEARS FROM DATE OF GRANT (4/3/00), WITH 4 QUARTERLY VEST EVENTS PER YEAR IN
THREE-MONTH INCREMENTS FROM DATE OF GRANT, SUBJECT TO CONTINUED EMPLOYMENT ON EACH SUCH VESTING DATE. THE REMAINING TEN
SHARES ARE THE VESTED BUT UNEXERCISED PART OF A BLOCK OF 5,010 SHARES THAT VESTED ON DATE OF GRANT.

(2) 52.08% OF GRANT VESTS IMMEDIATELY ON DATE OF GRANT (12/1/01). THE REMAINING PORTION OF GRANT VESTS IN 9 EQUAL AMOUNTS
IN THREE-MONTH INCREMENTS FROM DATE OF GRANT, SUBJECT TO CONTINUED EMPLOYMENT ON EACH VESTING DATE.

(3) 25% OF GRANT VESTS ON THE FIRST ANNIVERSARY OF DATE OF GRANT (12/1/01). THE REMAINING PORTION OF THE GRANT VESTS OVER 4 YEARS
FROM DATE OF GRANT WITH 4 QUARTERLY VEST EVENTS IN THREE-MONTH INCREMENTS FROM DATE OF GRANT, SUBJECT TO CONTINUED EMPLOYMENT ON
EACH VESTING DATE.

                                                                       /s/ Barry J. Morris                        March 12, 2002
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal   **Signature of Reporting Person        Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      Barry J. Morris

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
